                                                                   Exhibit 10.58

                              SEPARATION AGREEMENT

         This Separation Agreement ("Agreement") is made and entered into as of March 27, 2000, by and between Paravant Inc., a Florida corporation (the "Company") and Kevin J. Bartczak ("Bartczak").

                                   Background

     Bartczak is currently employed by the Company as its Vice President, Chief Financial Officer and Treasurer pursuant to an Employment Agreement dated January 1, 1999 (the "Employment Agreement"). The Company and Bartczak wish to terminate the Employment Agreement and to mutually, amicably and finally settle all matters relating to Bartczak's employment with and separation from the Company. In consideration of the mutual promises contained herein and for other good valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                      Terms

                1. Termination of Employment. Bartczak and the Company hereby agree to terminate Bartczak's employment with the Company pursuant to the Employment Agreement by mutual agreement, effective as of June 30, 2000 (the "Last Day Worked"); provided, however, that Bartczak may elect under this Agreement to terminate his employment with the Company pursuant to the Employment Agreement prior to June 30, 2000 to begin employment with another business entity (an "Early Termination"), in which case Bartczak's "Last Day Worked" hereunder shall be his final working day with the Company prior to his departure for employment with the other business entity. Except as provided in this Agreement, from the date of this Agreement through the Last Day Worked, Bartczak shall continue to receive his current compensation and benefits from the Company pursuant to the Employment Agreement. Except as provided in this Agreement, from and after the Last Day Worked, Bartczak shall not be entitled to receive any further compensation or benefits from the Company pursuant to the Employment Agreement or otherwise.

                2. Duties. From the date of this Agreement through the Last Day Worked, Bartczak shall continue to devote his full business time and attention to the performance of his duties as set forth in Section 3 of the Employment Agreement; provided, however, that the Company agrees that Bartczak may use reasonable amounts of time to pursue and interview for other employment so long as such efforts do not interfere with his duties under Section 3 of the Employment Agreement.

                3. Severance Payments.

                3.1 For a period of 6 months following Bartczak's Last Day Worked, the Company shall make severance payments to Bartczak in the form of continuation of his annual base salary of $121,000 in effect on the Last Day Worked in regular installments in accordance with the Company's usual payroll practices.


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                3.2 Upon the Company's first regular payroll date following the end of the 6-month period set forth in Section 3.1 above, the Company shall make a lump sum payment to Bartczak equal to one-half of his annual base salary of $121,000 in effect on the Last Day Worked.

                3.3 Notwithstanding the foregoing, in the event of an Early Termination under Section 1 above, in lieu of the payments referred to in Sections 3.1 and 3.2 above, the Company shall make a lump sum payment to Bartczak equal to his annual base salary of $121,000 in effect on the Last Day Worked upon the Company's first regular payroll date following his Last Day Worked.

                4. Health Insurance. Bartczak will be provided with separate notice of his COBRA rights. In the event Bartczak elects health care continuation coverage under COBRA, the Company will pay his COBRA insurance premiums (except that Bartczak will continue to pay any applicable employee share of these premiums as if he were an active employee) until the earlier of (i) 6 months after the Last Day Worked or (ii) the date upon which Bartczak has become employed by another business entity and becomes eligible for coverage by a health insurance plan providing substantially similar coverage. Thereafter, Bartczak shall be solely responsible for the payment of any COBRA premiums.

                5. Severance Period Benefits. Provided that there has not been an Early Termination under Section 1 above, for a period of 6 months following Bartczak's Last Day Worked, the Company shall provide the following benefits to Bartczak:

                5.1 The Company shall pay for Bartczak's cell phone charges in accordance with his AT&T Digital One Rate Plan (not to exceed $120 per month).

                5.2 The Company shall pay Bartczak's Eau Gallie Yacht Club expenses (not to exceed $250 per month) in addition to any applicable monthly or annual dues.

                5.3 Bartczak shall be entitled to retain his voice mail box at the Company and shall have reasonable access to temporary administrative assistance (including fax and typing service), such assistance to be coordinated through the Company's Director of Human Resources.

                6. Other Agreements.

                6.1 Following his Last Day Worked, Bartczak shall be entitled to retain his Sony laptop computer and its accessories (and Bartczak shall be responsible for any related tax liability).

                6.2 Bartczak shall continue to have the use of the automobile leased for him by the Company for 30 days following his Last Day Worked, and the Company shall pay all taxes, insurance and lease payments during such period. Bartczak shall return the leased automobile to the Company immediately following the end of such 30 day period.

                6.3 Notwithstanding the provisions of Section 2.01 of the Non-Qualified Designated Employee Deferred Compensation Plan and Agreement dated December 15, 1998 (the "Plan") requiring that Bartczak continue employment for three years from the date of the Plan, Bartczak will be deemed to have earned all benefits that have accrued under the Plan as of the Last Day Worked. In addition, at the time of any payment made to Bartczak pursuant to Section 3 of this Agreement, the Company also shall credit to Bartczak under the Plan an amount equal to 20% of such payment, which amount shall be treated as additional deferred compensation earned under the Plan (the "Severance Deferred Compensation"). Such accrued benefits under the Plan (including the Severance Deferred


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     Compensation), and all earnings through the date of payment provided in accordance with Section 1.02 of the Plan (which together shall be referred to as the "Deferred Compensation"), shall be paid in a single lump sum (net of any withholding taxes) on the first anniversary of the Last Day Worked, provided that Bartczak has not violated Article XV of the Plan during such one-year period. Until such time as the foregoing Deferred Compensation is paid to Bartczak, all terms and conditions of the Plan shall remain in effect except as specifically modified herein, and Bartczak shall remain a general unsecured creditor of the Company subject to the forfeiture provisions of Section 2.01 and Article XV of the Plan.

                6.4 Bartczak shall continue to accrue vacation during the period commencing on the date of this Agreement and ending on his Last Day Worked in accordance with the Company's prevailing policy for its operating executives and may use all such accrued vacation (in addition to any previously accrued vacation) prior to his Last Day Worked.

                7. Stock Options. Bartczak and the Company acknowledge that Bartczak previously has been granted options to purchase shares of Company common stock as set forth on Exhibit A to this Agreement (the "Options"). Bartczak and the Company agree that, notwithstanding the terms of the Options and their related agreements, all unvested Options shall become fully vested and immediately exercisable on the Last Day Worked. Bartczak shall have 30 days following the Last Day Worked to exercise any such Options, and such Options will terminate if not exercised; provided, however, that if the Company's Incentive Stock Option Plan is amended prior to the Last Day Worked to permit a longer period for exercise following termination of employment, Bartczak shall have such longer period to exercise such Options. Bartczak may, at his sole election with respect to any of the Options, engage in a cashless exercise of his Options under
     Section 5(C) of the Incentive Stock Option Plan through the delivery of shares of common stock with a fair market value at the time of exercise of the Options equal to the aggregate exercise price of the Options; provided, however, that the foregoing shall not obligate Bartczak to engage in a cashless (or other) exercise of any of his Options.

                8. Taxes. Bartczak shall be solely responsible for paying any taxes on amounts he receives pursuant to this Agreement. Bartczak agrees that the Company will withhold all taxes it determines it is legally required to withhold.

                9. Certain Indemnity. Following Bartczak's Last Day Worked, the Company will indemnify and defend Bartczak in the same manner and to the same degree as if he was an employee, executive, officer and director of the Company, for all litigation or other actions brought against Bartczak originating as a result of association of Bartczak with the Company, including but not limited to all claims, liability, damage, loss, expense, attorneys' fees, court costs, judgments, settlements, and fines.

                10. Survival of Certain Provisions of Employment Agreement. Notwithstanding any other provision of this Agreement, Sections 11, 12 and 13 of the Employment Agreement shall remain in full force and effect and continue to be binding upon the parties; provided, however, that for the purposes of Section 11 of the Employment Agreement, the one year period shall commence on January 1, 2001.

                11. Nondisclosure. Bartczak shall keep the terms and existence of this Agreement completely and strictly confidential, and shall not disclose any information concerning this Agreement to any person other than his attorneys and accountants or as required by law. Bartczak recognizes that the Company may be obligated to disclose this Agreement and the terms and conditions hereof in any securities offering documents and periodic reports the Company may become required to file under U.S. federal securities laws.


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                12. Mutual Release. In consideration of the mutual promises contained herein, and except as specifically agreed in this Agreement, the Company hereby releases and forever discharges Bartczak, and Bartczak hereby releases and forever discharges the Company, its affiliates and each of their respective directors, officers, employees, agents, representatives and attorneys, from any and all claims, demands or liabilities whatsoever in connection with or arising from Bartczak's employment with the Company or the termination of that employment, including but not limited to: any and all claims for breach of contract, express or implied; any form of compensation or benefits; wrongful termination; constructive discharge; discrimination of any type (including but not limited to any form of age discrimination under the Age Discrimination in Employment Act); any tort of any nature; and any and all client claims arising under any federal, state or local statute, law, ordinance or regulation.

                13. Dispute Resolution. If a legally cognizable dispute arises out of or relates to this Agreement or the breach, termination or validity thereof, or the compensation, promotion, demotion, discipline, discharge or terms and conditions of employment of Bartczak, and if said dispute cannot be resolved through direct discussions, the parties agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. If the parties cannot settle the dispute by mediation, the parties agree to settle the dispute by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, except that disputes involving or concerning the provisions of Sections 11, 12 and 13 of the Employment Agreement, may, at the Company's discretion, be settled by any court having jurisdiction thereof or decided by mediation/arbitration pursuant to this section. Disputes subject to binding arbitration pursuant to this section include all tort and contract claims as well as claims brought under all applicable federal, state or local statutes, laws, regulations or ordinances. Each party shall pay for its own fees and expenses of mediation and arbitration.

                14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Florida.

                15. Severability. If any provision or part of any provision of this Agreement shall not be valid for any reason, such provision shall be entirely severable from, and shall have no effect upon, the remainder of this Agreement.

                16. The Company's Assignees and Successors. The Company may assign this Agreement to its successors and assigns and any such successors and assigns shall be entitled to all of the Company's rights hereunder.

                17. Entire Agreement. This Agreement constitutes the sole and entire Agreement between the Company and Bartczak. All prior contracts, agreements, or promises of any kind relating to the employment relationship of the parties are hereby canceled and discharged and have no further effect whatsoever. Except as specifically provided herein, this Agreement can be modified only by a written agreement duly executed by the parties hereto.

                18. Plain Meaning. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not for or against the drafter.


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                19. Voluntary Nature of Agreement. The parties hereto are
     entering into this Agreement voluntarily without duress on the part of either party. Bartczak has been advised to, and has had an opportunity to, consult with an attorney before signing this Agreement. Bartczak has also been advised that he may take up to twenty-one (21) days to consider this Agreement before signing it and that he may revoke this Agreement within seven (7) days after signing it. Should Bartczak revoke this Agreement within seven (7) days after signing it, this Agreement shall become null and void.

                20. Nondisparagement. Bartczak agrees that he will not at any time intentionally disparage the Company in any manner or the personal or business reputation of any of its directors or officers, and the Company agrees that neither it nor its officers or directors will at any time intentionally disparage Bartczak or his personal or business reputation; provided, however, that each party shall testify truthfully under oath pursuant to a subpoena, court order or other valid legal process.


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                IN WITNESS WHEREOF, the parties have voluntarily and with
     knowledge of their rights executed this Agreement as of the date first written above.

                                        BARTCZAK:

                                        /s/  Kevin J. Bartczak
                                        ----------------------------
                                        Kevin J. Bartczak

                                        COMPANY:

                                        Paravant Inc.

                                        By /s/  William R. Craven
                                           --------------------------
                                           William R. Craven
                                           President and Chief Operating Officer


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                                    Exhibit A
                                    ---------
                                    Options


         Grant Date                  Type of Option             Number of Shares         Exercise Price
         ----------                  --------------             ----------------         --------------
          3/2/1995               Incentive Stock Option                   30,000                $0.7170

          11/16/95               Incentive Stock Option                   15,000                $1.3330

          11/29/96               Incentive Stock Option                   15,000                $5.1250

          11/20/97               Incentive Stock Option                   30,000                $4.2500

          11/19/98               Incentive Stock Option                   50,000                $1.9380

          12/03/99               Incentive Stock Option                   25,000                $2.6250
                                                                         -------
Total:                                                                   165,000
-----                                                                    =======


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